Strategic Environmental & Energy Resources, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE

Strategic Environmental & Energy Resources Completes the Sale of its Wholly Owned Tactical Cleaning Company

Company Received $2.4 Million with $1.1 Million in Guaranteed Future Payments and an Additional $1.5 Million in Performance Bonus Awards

GOLDEN, CO – August 1, 2017 -- Strategic Environmental & Energy Resources, Inc. (SEER) (OTCQB: SENR), a provider of environmental, renewable fuels and industrial waste stream management services, has completed the sale of its wholly-owned railcar cleaning division, Tactical Cleaning Company, LLC (“Tactical”) to Tactical Cleaning Acquisition LLC, an affiliate of New Seneca Partners. The Company received $2.4 million at the close on July 31, 2017 and will receive guaranteed payments of $1.1 million over the next three years. In addition, SEER is entitled to receive another$1.5 million based on Tactical’s performance, also over the next three years. The sale contract represents a total possible purchase price of $5.0 million. SEER expects to use the net proceeds from the sale for general corporate purposes, repayment of debt obligations and growth opportunities in its core businesses.

As a result of the sale, management expects selling, general and administrative (SG&A) expenses to be reduced into the range of $2.3 million to $2.4 million for the second half of 2017. The full synergies should be realized in 2018 with expected annualized savings in the range of $0.5 million to $0.7 million.

“We are confident Tactical will continue to prosper under the new management team and the potential for bonus payments over the next several years represents a win-win for both parties,” said John Combs, SEER’s president and CEO. “This transaction is an important step for SEER on several levels. The contract grants to the Company’s industrial services division, REGS, LLC, an exclusive, five-year right-of-first-refusal, to perform any and all of the buyer’s mobile railcar cleaning services throughout the United States: this creates an attractive upside for the Company. The new cash also enhances SEER’s financial condition and provides the working capital to accelerate growth of our high-margin technology divisions. While the infusion of the new capital will enable management to improve our operating efficiencies going forward, we will carefully balance operating improvements with the need for future cash reserves,” concluded Combs.

“Having closed the sale, a big part of the Company’s go-forward strategy is to focus on and accelerate the accomplishment of our near-term expansion goals; particularly the roll out of Paragon’s medical waste destruction technology and the increase of MV’s market share in the landfill gas sector,” said Don Moorehead, SEER’s Chairman. “Having just received an operating permit in Florida and with significant and imminent opportunities in Texas where we are already permitted, the infusion of this capital at this time will enable us to more expeditiously achieve these goals,” concluded Moorehead.

About Strategic Environmental & Energy Resources, Inc.

Strategic Environmental & Energy Resources, Inc. (SEER) (OTCQB: SENR), identifies, secures, and commercializes patented and proprietary environmental clean technologies in several multibillion dollar sectors (including oil & gas, renewable fuels, and all types of waste management, both solid and gaseous) for the purpose of either destroying/minimizing hazardous waste streams more safely and at lower cost than any competitive alternative, and/or processing the waste for use as a renewable fuel for the benefit of the customers and the environment. SEER has three wholly-owned operating subsidiaries: REGS, LLC; MV Technologies, LLC and SEER Environmental Materials, LLC; and two majority-owned subsidiaries: Paragon Waste Solutions, LLC; and ReaCH4biogas ("Reach"). For more information about the Company visit: www.seer-corp.com.

Forward Looking Statements

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates," and other terms with similar meaning. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. Statements in this press release regarding future performance or fiscal projections, the cost effectiveness, impact and ability of the Company's products to handle the future needs of customers are forward-looking statements. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

Investor Relations

MZ North America

Chris Tyson

Managing Director

Direct: 949-491-8235

chris.tyson@mzgroup.us

www.mzgroup.us